Exhibit 99.1
Independent Auditors' Report

To the Shareholders of Cangene Corporation

We have audited the accompanying consolidated financial statements of Cangene Corporation, which comprise the consolidated balance sheets as at July 31, 2013 and 2012 and the consolidated statements of income (loss) and comprehensive income (loss), changes in equity and cash flows for the years ended July 31, 2013 and 2012, and a summary of significant accounting policies and other explanatory information.

Management's responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Cangene Corporation as at July 31, 2013 and 2012 and its financial performance and its cash flows for the years ended July 31, 2013 and 2012 in accordance with International Financial Reporting Standards.

/s/ERNST & YOUNG LLP

Winnipeg, Canada                                                                      Ernst & Young LLP
October 29, 2013                                                                                    Chartered Accountants

Cangene Corporation
Consolidated Balance Sheets

in thousands of U.S. dollars	Related notes	At July 31, 2013	At July 31, 2012 (Adjusted; see note 7[c])

ASSETS	8
Current
Cash		$46,410	$35,870
Accounts receivable	19[c], 24[a]	21,206	22,330
Inventories and contracts in progress	5, 16, 23	52,454	57,650
Taxes recoverable	16	2,090	4,355
Prepaid expenses and deposits		7,342	2,221
Total current assets		129,502	122,426
Property, plant and equipment, net	6, 16	61,301	61,467
Taxes recoverable	16	15,849	17,539
Deferred development cost	2[r]	178	—
Deferred tax	17[b]	12,374	14,636
Intangible assets, net	7[a]	59,353	15,900
Other assets	7[b]	7,961	—
Total assets		$286,518	$231,968

LIABILITIES AND EQUITY
Current
Accounts payable and accrued liabilities	24[a]	$20,607	$13,782
Derivative financial instruments	19[d]	—	79
Provisions for chargebacks	9[b]	4,530	3,625
Royalty provision	9[a]	605	761
Royalty liability	7[c]	604	320
Incentive plan liabilities	11[b]	1,436	841
Taxes payable		—	707
Current portion of deferred income		3,804	1,883
Total current liabilities		31,586	21,998
Deferred income		3,286	5,912
Royalty provision	9[a]	793	1,492
Royalty liability	7[c]	3,691	3,901
Purchase consideration payable	7[b]	45,638	—
Incentive plan liabilities	11[b], 11[d]	301	1,062
Deferred share unit liability	12	1,134	481
Deferred tax	17[b]	3,180	1,770
Total liabilities		89,609	36,616

Commitments	22, 23
Equity
Share capital	10	50,860	50,860
Contributed surplus	11[c]	638	439
Retained earnings		145,411	144,053
Total equity		196,909	195,352
Total liabilities and equity		$286,518	$231,968

See accompanying notes

Cangene Corporation
 Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

in thousands of U.S. dollars except share-related data	Related notes	Year ended July 31, 2013	Year ended July 31, 2012

Revenues
Product sales		$43,598	$48,616
Product services		71,010	45,793
R&D services		12,708	16,620
		127,316	111,029

Cost of sales	5, 14
Product sales		33,925	41,044
Product services		31,111	30,742
R&D services	16	9,994	13,581
		75,030	85,367

Gross profit		52,286	25,662

Expenses (income)	14
Independent R&D	16	16,749	27,109
Selling, general and administrative		33,678	27,387
Impairment (reversal of impairment) of property, plant and equipment, and intangible assets	6, 7[a]	(4,116)	6,227
Loss (gain) on disposal of assets	6	(4,633)	61
Change in fair value of royalty provision	9[a]	(714)	(983)
		40,964	59,801

Income (loss) before the following:		11,322	(34,139)

Financing charges, net	7[b], 7[c], 9[a], 13	(2,324)	(724)
Foreign-exchange gain (loss)		(349)	2,075

Income (loss) before taxes		8,649	(32,788)

Tax expense (benefit)	17[a]
Current		3,619	(5,132)
Deferred		3,672	631
		7,291	(4,501)

Net income (loss) and comprehensive income (loss) for the year		$1,358	$(28,287)

Earnings (loss) per share	15
Basic and diluted		$0.02	$(0.42)

See accompanying notes

Cangene Corporation
 Consolidated Statements of Changes in Equity

in thousands of U.S. dollars	Related notes	Share capital	Retained earnings	Contributed surplus	Total

Balance at August 1, 2011		$50,860	$172,340	$—	$223,200
Net loss for the year ended July 31, 2012		—	(28,287)	—	(28,287)
Stock option expense	11[c]	—	—	439	439

Balance at July 31, 2012		50,860	144,053	439	195,352

Net income for the year ended July 31, 2013		—	1,358	—	1,358
Stock option expense	11[c]	—	—	199	199

Balance at July 31, 2013		$50,860	$145,411	$638	$196,909

See accompanying notes

Cangene Corporation
 Consolidated Statements of Cash Flows

in thousands of U.S. dollars	Related notes	Year ended July 31, 2013	Year ended July 31, 2012

OPERATING ACTIVITIES
Net income (loss) for the year		$1,358	$(28,287)
Adjustments for:
Depreciation of property, plant and equipment	6	7,000	8,560
Amortization of intangible assets	7[a]	4,268	2,630
Loss (gain) on disposal of assets	6	(4,633)	61
Taxes recoverable, long-term		1,690	(1,251)
Deferred income		(705)	(2,128)
Incentive plan liabilities	11[b], 11[d]	(166)	(941)
Royalty provision	9[a]	(740)	(864)
Royalty liability	7[c]	(691)	—
Deferred share unit liability	12	653	259
Change in fair value of royalty provision	9[a]	(714)	(983)
Non-cash financing charges	7[b], 7[c], 9[a], 13	2,408	784
Deferred tax expense	17[b]	3,672	631
Change in fair value of derivative financial instruments	19[d]	(79)	(1,696)
Impairment (reversal of impairment) of property, plant and equipment, and intangible assets	6, 7[a]	(4,116)	6,227
Stock option expense	11[c]	199	439
Net change in non-cash working capital balances related to operations	18	10,487	10,897

Cash provided by (used in) operating activities		19,891	(5,662)

INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	6, 16	(3,069)	(1,604)
Acquisition of intangible assets	7[a]	(135)	(2,106)
Acquisition of business	7[b]	(8,701)	—
Increase in deferred development cost		(178)	—
Proceeds on disposal of assets	6	2,732	66

Cash used in investing activities		(9,351)	(3,644)

Net increase (decrease) in cash during the year		10,540	(9,306)
Cash, beginning of year		35,870	45,176
Cash, end of year		$46,410	$35,870

Interest paid[1]		$116	$15
Taxes received[2]		$(3,677)	$(12,342)

1.	Amounts paid and received for interest were reflected as operating cash flows in the consolidated statements of cash flows.
2.
Amounts paid and received for income taxes were reflected as either operating or investing cash flows in the consolidated statements of cash flows, depending upon the nature of the underlying transaction.

See accompanying notes

Cangene Corporation
Notes to Consolidated Financial Statements
Years Ended July 31, 2013 and July 31, 2012

1. DESCRIPTION OF BUSINESS
Cangene Corporation (the "Corporation" or "Cangene") was incorporated by Articles of Incorporation under the Business Corporations Act (Ontario) on February 22, 1984. The Corporation is a public entity with common shares listed on the Toronto Stock Exchange, and it is domiciled in Canada. The address of its registered office is 150 Signet Drive, Toronto, Ontario, Canada, M9L 1T9.
Cangene is a specialty biopharmaceutical company in the business of developing, manufacturing, and commercializing products and technologies for global markets. Revenues are generated by product sales, contract manufacturing, and contract research and development. The Corporation manages its business and evaluates performance based on two operating segments: biopharmaceutical operations and contract services.
Cangene is focused primarily on specialty therapeutics. It has particular expertise in two different types of products: plasma products and in particular hyperimmunes, which are concentrated specialty antibody preparations made from specialty plasma; and recombinant biopharmaceuticals, which are therapeutic proteins made by introducing a particular gene into a host organism, which in turn produces the protein of interest.
These consolidated annual financial statements were authorized for issue by the Corporation's Board of Directors on October 29, 2013.
As at July 31, 2013, the Apotex Group ("Apotex") controlled, directly or indirectly, 40,872,787 common shares, representing 61% of the outstanding common shares of the Corporation. Apotex includes Apotex Holdings Inc., Apotex Inc., Apotex Research Inc. and Apotex Corp., as well as the charitable foundations, Sherman Foundation and Apotex Foundation. Apotex is controlled, directly or indirectly, by Bernard Sherman and the Bernard and Honey Sherman Family Trust, of which he is the trustee. Dr. Sherman is also the Chairman and a director of Apotex Inc., and he is a director of Sherman Foundation and Apotex Foundation.
2. STATEMENT OF COMPLIANCE AND SIGNIFICANT ACCOUNTING POLICIES
[a] Statement of compliance
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").
[b] Basis of presentation
These consolidated financial statements have been prepared on a going-concern basis under the historical cost convention, except for certain financial instruments, liabilities and provisions that are valued at fair value. The Corporation's consolidated financial statements are presented in U.S. dollars, which is the functional currency of the Corporation, and all values have been rounded to the nearest thousand dollars except when otherwise indicated.
[c] Basis of consolidation
These financial statements consolidate the accounts of Cangene Corporation and its wholly owned subsidiaries: Cangene U.S. Incorporated, Cangene bioPharma, Inc. ("Cangene bioPharma"), Cangene Plasma Resources, Inc. ("Cangene Plasma Resources"), CNJ Holdings Inc. (formerly "Twistrand Holdings Inc."), 3579299 Manitoba Ltd. and Cangene Europe Limited.
Subsidiaries are entities controlled by the Corporation. Control exists when the Corporation has the power to govern the financial and operating policies so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable or convertible are taken into account. Subsidiaries are fully consolidated from the date on which control is obtained until the date that control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. Intercompany transactions, balances and unrealized gains (losses) on transactions between subsidiaries are eliminated.
[d] Business combinations
Business combinations are accounted for using the acquisition method of accounting. The cost of an acquisition is measured at the fair value of the assets acquired, equity instruments issued and liabilities assumed at the date of exchange. Acquisition costs incurred are expensed and included in administrative expenses. Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration, which is deemed to be an asset or liability, will be recognized in accordance with International Accounting Standards ("IAS") 39 – Financial Instruments: Recognition and Measurement, in either income or loss, or as a charge to other comprehensive income. If the contingent consideration is classified as equity, it will not be remeasured until it is finally settled within equity.
Identifiable assets acquired, and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Corporation's share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of income (loss) and comprehensive income (loss). After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill is allocated to cash-generating units ("CGUs"). The allocation is made to those CGUs or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose. Where goodwill forms part of a CGU and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying value of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the CGU retained.
[e] Cash
Cash comprises cash on hand and current balances with banks and similar institutions.
[f] Trade receivables and trade payables
Trade receivables are carried at the original invoice amount less any provisions for doubtful debts. Provisions are made where there is evidence of a risk of non-payment, taking into account aging, previous experience and general economic conditions. When a trade receivable is determined to be uncollectible it is written off: first against any provision available, and then to the consolidated statements of income (loss) and comprehensive income (loss). Subsequent recoveries of amounts previously provided for are credited to the consolidated statements of income (loss) and comprehensive income (loss). Long-term receivables are discounted where the effect is material.
Trade payables are held at amortized cost, which equates to nominal value. Long-term payables are discounted where the effect is material and accreted using the effective-interest-rate ("EIR") method.
[g] Inventories and contracts in progress
Inventories are stated at the lower of cost and net realizable value. Costs of purchased inventories are recorded using weighted-average costing. Costs for work-in-process and finished-goods inventories include materials, direct labour and an allocation of production-overhead costs. The Corporation determines normal capacity for each production facility and allocates fixed production-overhead costs on that basis. Any excess, unallocated fixed production-overhead costs are expensed as incurred. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.
[h] Property, plant and equipment
Property, plant and equipment is recorded at cost, net of investment tax credits, impairment and depreciation. Design, construction, installation and interest costs related to assets under construction, including all costs for preparing a facility for its intended use, are recorded as construction in progress and are not subject to depreciation until the asset is available for use. Subsequent costs are included in the asset's carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Corporation and the cost of the item can be measured reliably. The carrying amount of any significant replaced part is de-recognized; all other repairs and maintenance are charged to the consolidated statements of income (loss) and comprehensive income (loss) during the financial period in which they are incurred.
Depreciation is provided on a straight-line basis for each component of an asset that is significant in relation to the total cost over the following periods based on the estimated useful lives of the assets:
Buildings	25–60 years
Equipment	5–15 years
Furniture and fixtures	5–10 years
Computer systems	3–5 years
Leasehold improvements	Shorter of the term of lease or useful life

Land is not depreciated. Residual values and useful lives are reviewed at least at each financial year-end and are adjusted prospectively accordingly.
[i] Borrowing costs
Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to prepare for its intended use or sale are capitalized as part of the cost of the respective assets. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowings of funds.
[j] Intangible assets
Intangible assets consist of patents, commercialization rights and computer software that is not an integral part of the related hardware. Internally generated intangible assets, excluding capitalized development costs, are not capitalized, and the expenditure is reflected in the consolidated statements of income (loss) and comprehensive income (loss) in the period in which the expenditure is incurred. Intangible assets are capitalized on the basis of the costs incurred to acquire and bring to use the specific asset, and they are subject to amortization on a straight-line basis over the remaining estimated useful life of the asset:
Patents	8–16 years
Computer software	5 years
U.S. commercialization rights for HepaGam B®	80 months (ending June 2016)
U.S. commercialization rights for episil®	5 years (ending October 2017)
Acquired IB1001 R&D	14–16 years
Contract rights	3 years

The Corporation reviews the estimated useful lives and carrying values of its intangible assets as part of its annual assessment for impairments. The amortization expense on intangible assets with finite lives is recognized in the consolidated statements of income (loss) and comprehensive income (loss) in the expense category that is consistent with the function of the intangible asset.
The Corporation currently has no intangible assets with indefinite useful lives.
Gains or losses from de-recognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset, and are recognized in the consolidated statements of income (loss) and comprehensive income (loss) when the asset is de-recognized.
[k] Impairment of non-financial assets
Goodwill is not subject to amortization, and is tested for impairment annually at July 31, or whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired.
Non-financial assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may be impaired.
An impairment loss is recognized for the amount by which the asset's carrying value exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs to sell or its value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable CGUs. The Corporation bases its impairment calculation on detailed budgets and forecast calculations, which are prepared separately for each of its CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. For longer periods, a long-term growth rate is calculated and applied to project future cash flows after the fifth year.
Non-financial assets other than goodwill that were previously impaired are reviewed for possible reversal of the impairment at each reporting date. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. Where an impairment loss is subsequently reversed, the carrying amount of the asset other than goodwill is increased to the revised estimate of its recoverable amount, but the increased carrying amount cannot exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. A reversal of an impairment loss is recognized immediately in the consolidated statements of income (loss) and comprehensive income (loss).
[l] Provisions
Provisions for restructuring costs and legal claims are recognized when the Corporation has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated.
For the recognition of a restructuring provision, the Corporation needs to follow a detailed formal restructuring plan for the business or the part of the business concerned, including the location and number of employees affected, a detailed estimate of the associated costs and an appropriate timeline. The employees affected should have a valid expectation that the restructuring is being carried out or the implementation has been initiated already. Restructuring provisions comprise lease termination penalties and employee termination payments. Provisions are not recognized for future operating losses.
Provisions are measured at the present value of expenditures expected to be required to settle the obligation using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. An increase in the provision because of the passage of time is recognized as a charge to the consolidated statements of income (loss) and comprehensive income (loss) as interest expense.
The Corporation recorded a royalty provision when it acquired the U.S. commercialization rights for HepaGam B®. As per the agreement, the Corporation will pay royalties on net U.S. HepaGam B® sales occurring through June 2016. The present value of this estimated future royalty stream was recorded as a provision at the time of acquisition. The royalty provision is remeasured to fair value at each reporting period and changes in fair value are recorded in the consolidated statements of income (loss) and comprehensive income (loss).
The Corporation recorded a purchase consideration payable when it acquired the business operations of Ipsen Pharma S.A.S and Inspiration Biopharmaceuticals, Inc., consisting of three product candidates for the treatment of hemophilia. The present value of the purchase consideration payable, which is contingent upon the achievement of certain sales milestones as well as royalties that commence when specified sales levels are achieved, was recorded as a provision at the time of acquisition. The purchase consideration payable is remeasured to fair value at each reporting period, and changes in fair value are recorded in the consolidated statements of income (loss) and comprehensive income (loss).
[m] Borrowings
All borrowings are initially recorded at the amount of proceeds received net of transaction costs. Borrowings are subsequently carried at amortized cost, with the difference between the proceeds net of transaction costs and the amount due on redemption being recognized as a charge to the consolidated statements of income (loss) and comprehensive income (loss) as an interest expense over the period of the relevant borrowing.
[n] Taxes
The tax expense (benefit) for a period comprises current and deferred tax. Tax expense (benefit) is recognized in the consolidated statements of income (loss) and comprehensive income (loss) except to the extent that it relates to items recognized directly in equity. In that case, the tax expense (benefit) is recognized directly in equity.
Deferred tax is recognized using the liability method on temporary differences arising between the tax bases of assets and liabilities, and their carrying amounts in the consolidated financial statements. Deferred tax and current tax are determined using tax rates and tax laws that have been enacted or substantively enacted at the consolidated balance sheet dates. Deferred tax assets or liabilities are measured using rates that are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled.
Deferred tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Corporation and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities, and when the deferred tax assets and liabilities relate to taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.
Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions for uncertain tax positions and possible consequences of audits and differing interpretations by the tax authorities. These provisions are based upon the likelihood and then best estimates of any amount that could be required to be paid.
Revenues, expenses and assets are recognized net of the amount of sales tax, except where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority. In this case, the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item, as applicable. Receivables and payables are stated with the amount of sales tax included. The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the consolidated balance sheet.
[o] Foreign currency translation
The functional currency of each entity within the Corporation is determined based on the currency of the primary economic environment in which that entity operates. Transactions in currencies other than the entity's functional currency are recognized at the exchange rates on the date of the transaction. Monetary assets and liabilities denominated in such currencies are translated at exchange rates at the consolidated balance sheet dates. Non-monetary items are measured in terms of historical cost in the foreign currency and are translated using the exchange rate as at the date of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined. Exchange gains and losses arising on translation are included in income (loss) in the period incurred.
[p] Financial instruments
FINANCIAL ASSETS
The Corporation classifies its financial assets in the following categories: held for trading, loans and receivables, and available for sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.
Financial assets are accounted for on the settlement date. Based on financial statement classification, gains and losses on financial instruments are recognized in net income (loss) or other comprehensive income (loss). The Corporation has made the following classifications:
•	cash is classified as loans and receivables, which are initially measured at fair value. Subsequent measurements are recorded at amortized cost using the EIR method;
•	accounts receivable are classified as loans and receivables, which are initially measured at fair value. Subsequent measurements are recorded at amortized cost using the EIR method;
•
derivative financial instruments, including forward-foreign-exchange contracts, interest rate swaps, currency swaps and forward-foreign-exchange option collars, are classified as held for trading and measured at fair value. Gains and losses resulting from periodic revaluation are recorded in net income.

De-recognition of financial assets
A financial asset is de-recognized in the following circumstances:
•	the rights to receive cash flows from the asset have expired; or
•
the Corporation has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a "pass-through" arrangement; and either

(a)	the Corporation has transferred substantially all the risks and rewards of the asset; or
(b)	the Corporation has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.
When the Corporation has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, and it has neither transferred nor retained substantially all of the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Corporation's continuing involvement in the asset. In that case, the Corporation also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Corporation has retained.
Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying value of the asset or the maximum amount of consideration that the Corporation could be required to repay.
Impairment of financial assets
The Corporation assesses at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired only if there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred "loss event"), and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that a debtor or a group of debtors is experiencing significant financial difficulty, such as their default or delinquency in interest or principal payments or the probability that they will enter bankruptcy or other financial reorganization, and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.
Financial assets carried at amortized cost
For financial assets carried at amortized cost, the Corporation first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Corporation determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment.
If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows. The present value of the estimated future cash flows is discounted at the financial asset's original EIR.
Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance income in the consolidated statements of income (loss) and comprehensive income (loss). Loans, together with the associated allowance, are written off when there is no realistic prospect of future recovery, and all collateral has been realized or has been transferred to the Corporation. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a writeoff is later recovered, the recovery is credited to finance costs in the consolidated statements of income (loss) and comprehensive income (loss).
FINANCIAL LIABILITIES
Initial recognition and measurement of financial liabilities
Financial liabilities within the scope of IAS 39 are classified as financial liabilities at fair value through profit or loss, or as other financial liabilities, as appropriate. The Corporation determines the classification of its financial liabilities at initial recognition. All financial liabilities are recognized initially at fair value (in the case of loans and borrowings plus directly attributable transaction costs).
The Corporation's financial liabilities include trade and other payables, bank overdrafts, and derivative financial instruments.
Subsequent measurement of financial liabilities
The measurement of financial liabilities depends on their classification as follows:
Financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition at fair value through profit or loss. Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments. Gains or losses on liabilities held for trading are recognized in the consolidated statements of income (loss) and comprehensive income (loss). The Corporation has not designated any financial liabilities upon initial recognition at fair value through profit or loss.
Loans and borrowings
After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in the consolidated statements of income (loss) and comprehensive income (loss) when the liabilities are de-recognized as well as through the EIR method. Amortized cost is calculated by taking into account any discount or premium on acquisition, and any fees or costs that are an integral part of the EIR. The EIR amortization is included in interest costs in the consolidated statements of income (loss) and comprehensive income (loss).
De-recognition
A financial liability is de-recognized when the obligation under the liability is discharged or cancelled, or it expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a de-recognition of the original liability and the recognition of a new liability, and the difference in the respective carrying value is recognized in the consolidated statements of income (loss) and comprehensive income (loss).
[q] Revenue recognition
The Corporation recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the Corporation and specific criteria have been met for the Corporation's activities as noted in the following sections. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty.
PRODUCT SALES
The Corporation markets and distributes approved commercial products through distribution partners or through its own sales force. The Corporation recognizes revenue from sales of these products—net of trade discounts, chargebacks, rebates and other allowances—upon shipment by either the distribution partners or the Corporation from their warehouses to wholesalers or customers, as applicable.
The Corporation estimates allowances for deductions from revenue using a combination of information received from third parties including market data, inventory reports from major wholesalers, historical information and analysis.
These estimates are subject to the inherent limitations of estimates that rely on third-party data, as certain third-party information may itself rely on estimates and reflect other limitations. Provisions for estimated rebates and other allowances, such as discounts and promotional and other credits, are estimated based on historical payment experience, historical relationship to revenues, estimated customer inventory levels and contract terms, and actual discounts offered. Management believes that such provisions are determinable because of the limited number of assumptions involved and the consistency of historical experience.
Recognition of revenue on product sales in the U.S. involves a provision for chargebacks. The provision for chargebacks is a significant and complex estimate that is calculated by combining current and historical sales data for each product. The Corporation markets and sells its products through commercial wholesalers (direct customers) who purchase the products at a price referred to as the wholesale acquisition cost ("WAC"). Additionally, the Corporation enters into agreements with indirect customers for a contracted price that is less than the WAC. The indirect customers, such as group-purchasing organizations, physician practice-management groups and hospitals, purchase the Corporation's products from the wholesalers. Under the agreements with the wholesalers, the Corporation guarantees that it will credit them for the difference between the WAC and the indirect customers' contracted price. This credit is referred to as a chargeback. Wholesalers provide detailed information regarding indirect customer purchases as part of the justification for their credit request. Once received by the Corporation, these requests are standardized and tracked within a software system that adjudicates and reconciles all indirect claims coming from wholesalers. The database with these claims is used for historical trending and estimating future indirect sales, which are used to estimate accruals. Adjustments to these provisions are made periodically to reflect new facts and circumstances that may indicate that historical experience may not be indicative of current and/or future results. The Corporation makes subjective judgments primarily based on its evaluation of current market conditions and trade inventory levels related to the products. This evaluation may result in an increase or decrease in the experience rate that is applied to current and future sales, or as an adjustment to past sales, or both.
CONTRACT SERVICES
Revenue earned under contract manufacturing agreements is for commercial manufacturing and development services. Revenue is recognized when goods are shipped or services are provided in accordance with the terms of the related agreements. Specifically, revenues from services provided are recognized by reference to the stage of completion. Stage of completion is measured by reference to the total costs incurred to date as a percentage of total estimated costs for the respective services obligated by the respective contract. Where the contract outcome cannot be measured reliably, revenue is recognized only to the extent that the expenses incurred are eligible to be recovered.
Revenue from research contracts is recognized when the related costs are incurred and includes amounts received in respect of equipment purchased for research, which is recorded as deferred income when received and recognized over the term of the contract.
The Corporation has certain collaborative agreements with third parties that may include multiple elements. A delivered item is accounted for as a separate unit of accounting when the delivered item(s) has stand-alone value to the customer. Revenues associated with multiple-element arrangements are attributed to the various elements based on their relative fair value.
Payments received under collaborative arrangements may include non-refundable upfront fees, funding for services performed and milestone payments for specific achievements. Non-refundable upfront fees are deferred and amortized to income on a systematic basis over the appropriate elements within the agreements. Non-refundable milestone payments are recognized in income upon the achievement of the specified milestones when the Corporation has no further involvement or obligation to perform related to that specific element of the arrangement. Milestone payments received that require the ongoing involvement of the Corporation are recorded as deferred income and amortized over the period of ongoing involvement.
INTEREST INCOME
For all financial instruments measured at amortized cost, interest income is recorded using the EIR method, which is the rate that exactly discounts the estimated future cash payments or receipts, through the expected life of the financial instrument or a shorter period where appropriate, to the net carrying amount of the financial asset. Interest income is included in financing charges, net in the consolidated statements of income (loss) and comprehensive income (loss).
[r] Research and development expenses
Research expenses, net of related tax credits, are charged to the consolidated statements of income (loss) and comprehensive income (loss) in the period they are incurred. Development costs are charged to operations in the period of the expenditure unless they satisfy the condition for recognition of an intangible asset and it is probable that future economic benefits will flow to the Corporation and the cost of the intangible asset can be reliably measured. Where regulatory and other uncertainties are such that those criteria are not met, the expenditure is recognized in gross profit; this is almost invariably the case prior to approval of a drug by relevant regulatory authorities. Where recognition criteria are met however, intangible assets are capitalized and amortized on a straight-line basis over their useful economic lives. As at July 31, 2013, $0.2 million of internally developed intangible assets have met the recognition criteria and were included in the deferred development cost account in the consolidated balance sheet [July 31, 2012 – $Nil].
[s] Government assistance
Government assistance in connection with research activities is recognized as a reduction to the related expense in the period incurred. Government assistance in connection with capital expenditures is treated as a reduction of the cost of the applicable asset. Federal and provincial investment tax credits are accounted for as a reduction of the cost of the related asset or expenditure in the year in which the credits are earned and when there is reasonable assurance that the credits can be used to recover taxes.
[t] Leases
The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at its inception date, whether fulfillment of the arrangement is dependent on the use of a specific asset or assets, or whether the arrangement conveys a right to use the asset, even if that right is not explicitly specified in the arrangement.
Leasing agreements that transfer substantially all the benefits and risks of ownership of an asset to the Corporation are treated as finance leases: as if the asset had been purchased outright. The assets are included in property, plant and equipment or in computer software, and the capital elements of the leasing commitments are shown as obligations under finance leases. The capitalization happens at the commencement date of the lease contract, at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Assets held under finance leases are depreciated on a basis consistent with similar owned assets, or the lease term if shorter and there is no reasonable certainty that the Corporation will obtain ownership by the end of the lease term. Lease payments are apportioned between interest charges and reduction of the lease's liability so as to achieve a constant rate of interest on the remaining balance of the liability. The interest element of the lease rental is included in the consolidated statements of income (loss) and comprehensive income (loss) within interest expense.
All other leases are operating leases and the rental costs are charged to the consolidated statements of income (loss) and comprehensive income (loss) on a straight-line basis over the lease term.
[u] Earnings (loss) per share
The calculation of basic earnings (loss) per share is based on the net income (loss) attributable to shareholders divided by the weighted-average number of common shares outstanding during the year. Diluted earnings (loss) per share reflects the assumed conversion of all dilutive securities using the Treasury Stock method. Under the Treasury Stock method, the weighted-average number of common shares outstanding is calculated assuming that the proceeds from the exercise of options are used to repurchase common shares at the average price during the year.
[v] Stock-based compensation plans
The Corporation records compensation expense for the cash-settled phantom-stock incentive plan, restricted share unit plan, stock option plan and deferred share unit plan as described in notes 11[a], 11[b], 11[c] and 12.
EQUITY-SETTLED TRANSACTIONS
The cost of the equity-settled stock option plan is recognized, together with a corresponding increase in contributed surplus, in equity over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has elapsed and the Corporation's best estimate of the number of equity instruments that will ultimately vest. The expense or recovery for a period represents the movement in cumulative expense recognized as at the beginning and end of that period, and is recognized in employee benefits expense in the consolidated statements of income (loss) and comprehensive income (loss).
Where the terms of an equity-settled transaction award are modified, the minimum expense recognized is the expense as if the terms had not been modified, if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the equity-based payment transaction or that is otherwise beneficial to the employee as measured at the date of modification.
Where an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award and is designated as a replacement award on the date it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph. All cancellations of equity-settled transaction awards are treated equally.
CASH-SETTLED TRANSACTIONS
The cost of transactions in the phantom-stock incentive plan are measured initially at fair value at the grant date using the Black-Scholes Model. This fair value is expensed over the period until the vesting date, with recognition of a corresponding liability. The liability is re-measured to fair value at each reporting date, up to and including the settlement date, with changes in fair value recognized in employee benefits expense.
The Corporation records compensation expense for the restricted share unit plan as described in note 11[b]. The Corporation records a related liability in any accounting period when the 90-day weighted-average market price of the Corporation's common shares as at the end of the accounting period is greater than zero. This liability can increase or decrease from one period to the next, resulting in compensation expense or recovery in any given period. Compensation expense and related liabilities are calculated using the graded-vesting approach and are adjusted in each subsequent accounting period to reflect the current 90-day weighted-average market price of the Corporation's common shares at the end of the applicable accounting period.
The Corporation records Board compensation expense for the deferred share unit plan as described in note 12. The Corporation records a related liability in any accounting period when the 90-day weighted-average market price of the Corporation's common shares as at the end of the accounting period is greater than zero. This liability could increase or decrease from one period to the next resulting in expense or recovery in any given period. Compensation expense and related liabilities are calculated using the graded-vesting approach and are adjusted in each subsequent accounting period to reflect the current 90-day weighted-average market price of the Corporation's common shares at the end of the applicable accounting period.
[w] Operating segments
Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker for the Corporation. This chief operating decision-maker is responsible for allocating resources and assessing performance of the operating segments. The chief operating decision-maker for the Corporation has been identified as its executive management team.
3. CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS
The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions about future events that may affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses and disclosure of contingent liabilities during the reporting periods presented. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed in the following sections. The Corporation bases its assumptions and estimates on parameters available when the consolidated financial statements are prepared. Existing circumstances and assumptions about future developments, however, may change as a result of market conditions or circumstances beyond the control of the Corporation. Such changes are reflected in the assumptions when they occur.
[a] Taxes
The Corporation recognizes deferred tax assets, related tax-loss carryforwards and other deductible temporary differences where it is probable that sufficient future taxable income can be generated in order to fully utilize such losses and deductions. Significant estimates and assumptions regarding future earnings, and the ability to implement certain tax planning opportunities are required to assess the likelihood of utilizing such losses and deductions. These estimates and assumptions are subject to uncertainty and if changed could materially affect the assessment of the ability to fully realize the benefit of the deferred tax assets.
The Corporation is subject to income taxes in numerous tax jurisdictions. Significant judgment is required in determining the provision for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain. The Corporation recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes could be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred tax assets and liabilities in the period in which such determination is made.
[b] Impairment of goodwill and non-financial assets
An impairment exists when the carrying value of an asset or CGU exceeds its recoverable amount, which is the higher of its fair value less costs to sell or its value in use. The fair-value-less-costs-to-sell calculation is based on available data from binding sales transactions in arm's-length transactions of similar assets or observable market prices, less the incremental costs for disposing of the asset. The value-in-use calculation is based on a discounted-cash-flow model. These calculations require the use of estimates and forecasts of future cash flows. The cash flows are derived from the budget for the next five years and do not include restructuring activities that the Corporation is not yet committed to or significant future investments that will enhance the performance of the CGU being tested. Qualitative factors, including market presence and trends, strength of customer relationships, strength of local management, strength of debt and capital markets, and degree of variability in cash flows, as well as other factors, are considered when making assumptions with regard to future cash flows and the appropriate discount rate. The recoverable amount is most sensitive to the discount rate used for the discounted-cash-flow model as well as the expected future cash inflows and the growth rate used for extrapolation purposes. A change in any of the significant assumptions or estimates used to evaluate goodwill and other non-financial assets could result in a material change to the results of operations. The Corporation tests whether goodwill has suffered any impairment at least annually in accordance with the accounting policy stated in note 2[k]. Other non-financial assets are tested for impairment when indicators of impairment arise.
[c] Revenue recognition
Revenue from biopharmaceutical product sales, net of trade discounts and allowances, is recognized upon shipment or in accordance with the terms of the relevant agreements, when all significant contractual obligations have been satisfied and collection is reasonably assured. The Corporation recognizes its share of the revenue from sales of the products in accordance with the accounting policy stated in note 2[q].
The Corporation estimates allowances for revenue-reducing obligations such as trade discounts, chargebacks, rebates and other allowances, using a combination of historical trends, contractual obligations and information received from third parties. The accuracy of these estimates is dependent upon the inherent limitations of extrapolating estimates from historical trends and upon the quality of the third-party information.
During the year ended July 31, 2013, the Corporation revised its estimate of administrative fees accrual to reflect an expectation of lower monthly administrative fees charged by a group-purchasing organization. The Corporation also revised its estimate of Medicaid accruals during the year ended July 31, 2013, to reflect the expectation of higher claims resulting from the period from August 1, 2012, to July 31, 2013.
[d] Fair value of financial instruments
Where the fair values of financial assets and financial liabilities recorded in the consolidated balance sheet cannot be derived from active markets, they are determined using valuation techniques including discounted-cash-flow models. The inputs into these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.
[e] Share-based payments
The Corporation measures the cost of equity- and cash-settled transactions with employees and directors by reference to the fair value of equity instruments at the date at which they are granted. Cash-settled, share-based payments are remeasured at fair value at every reporting date. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the instrument, volatility and any dividend yield. Refer to notes 11[a], 11[b], 11[c] and 12 for further details.
[f] Royalty provision
The Corporation's royalty provision is remeasured to fair value at each reporting period and the changes in fair value are recorded in the consolidated statements of income (loss) and comprehensive income (loss). This calculation requires the use of estimates and forecasts of future U.S. net sales of HepaGam B®. The cash-flow estimates are derived from the forecast for the period to June 2016. Qualitative factors, including market presence and trends, strength of customer relationships and degree of variability in cash flows, as well as other factors, are considered when making assumptions with regard to future cash flows and the appropriate discount rate. The provision is affected by the discount rate used for the discounted-cash-flow model as well as the expected future net sales and the growth rate used for extrapolation purposes. A change in any of the significant assumptions or estimates used could result in a material change to the provision. Refer to note 9[a] for further details.
[g] Purchase consideration payable
The purchase consideration payable is measured at fair value on Level 3 inputs (note 19[a]). The purchase consideration payable is not based on observable inputs and is measured using a discounted cash flow analysis of expected payments in future periods. The significant estimates used in the fair value calculation are as follows:
(a) the timing and amounts of the milestone and royalty payments are based on the projected net sales for IB1001 during the life of the patent acquired. The net sales forecast was based on a probability weighted average of the potential share achievable in the market for recombinant hemophilia B therapeutics and observed sales ramp-ups for new products.
(b) the probability adjusted cash flows are discounted at a rate of 6% for cash flows related to North America and 6.5% for cash flows related to Europe and Japan, which are management's best estimates of the Corporation's cost of capital.
4. STANDARDS ISSUED BUT NOT YET EFFECTIVE
Standards issued but not yet effective up to the date of issuance of the Corporation's consolidated financial statements are listed below. This listing is of Standards and interpretations issued that the Corporation reasonably expects to be applicable at a future date. The Corporation intends to adopt these Standards when they become effective.
IFRS 7 (amendment) – Financial Instruments: Disclosures
Amendments to IFRS 7 introduce enhanced disclosure related to any financial instruments that are offset in accordance with IAS 32 – Financial Instruments: Presentation. The amendments are mandatory for annual periods beginning on or after January 1, 2013, but earlier application is permitted. The Corporation is currently assessing the impact of the amendments on its consolidated financial statements.
IFRS 9 – Financial Instruments: Classification and Measurement
IFRS 9 as issued reflects the first phase of the IASB's work on the replacement of the existing standard for financial instruments (IAS 39) and applies to classification and measurement of financial assets and liabilities as defined in IAS 39. The Standard is effective for annual periods beginning on or after January 1, 2015. In subsequent phases, the IASB will address classification and measurement of hedge accounting. The adoption of the first phase of IFRS 9 may have an effect on the classification and measurement of the Corporation's financial assets and liabilities. The Corporation will quantify the effect in conjunction with the other phases, when issued, to present a comprehensive picture.
IFRS 10, IFRS 11 and IFRS 12 (amendments) – Consolidated Financial Statements, Joint Arrangements and Disclosures of Interest in Other Entities – Transition Guidance
These amendments clarify the transition guidance in IFRS 10 and provide additional transitional relief for all three Standards by limiting the requirement to provide adjusted comparative information to the preceding comparative period only. Along with the adoption of IFRS 10, 11 and 12, these amendments are effective for annual periods beginning on or after January 1, 2013. The Corporation is currently assessing the impact of the amendments on its consolidated financial statements.
IFRS 13 – Fair Value Measurement
IFRS 13 does not change when an entity is required to use fair value, but rather, provides guidance on how to measure the fair value of financial and non-financial assets and liabilities when required or permitted by IFRS. While many of the concepts in IFRS 13 are consistent with current practice, certain principles, such as the prohibition on blockage discounts for all fair value measurements, could have a significant effect. The disclosure requirements are substantial and could present additional challenges. IFRS 13 is effective for annual periods commencing on or after January 1, 2013, and will be applied prospectively. The Corporation is currently evaluating the implications of this new Standard.
5. INVENTORIES AND CONTRACTS IN PROGRESS
in thousands of U.S. dollars	At July 31, 2013	At July 31, 2012

Raw materials	$9,280	$16,155
Work in process – product costs	1,160	2,026
Finished goods	13,839	10,450
	24,279	28,631

Long-term contracts:
Raw materials	1,214	278
Work in process – product costs	21,971	23,823
Work in process – manufacturing process development costs	2,782	2,602
Work in process – development costs	—	361
Finished goods	2,208	1,955
	28,175	29,019

	$52,454	$57,650

As at July 31, 2013, the Corporation has included in its inventories and contracts in progress $28.2 million [July 31, 2012 – $29.0 million] of costs under long-term contracts with the U.S. government (note 23).
As at July 31, 2013, inventory of $48.6 million [July 31, 2012 – $50.7 million] is recorded at cost and $3.9 million [July 31, 2012 – $6.9 million] is recorded at net realizable value.
Cost of sales for product sales and product services for the years ended July 31, 2013 and 2012, are composed of the following amounts:
in thousands of U.S. dollars	Year ended July 31, 2013	Year ended July 31, 2012
Cost of sales and contracts in progress	$61,558	$61,656
Writedowns of finished goods	2,064	2,916
Writedowns of obsolete materials and supplies	2,430	7,590
Reversals of writedowns	(1,016)	(376)
	$65,036	$71,786

6. PROPERTY, PLANT AND EQUIPMENT
At July 31, 2013, equipment and computer systems in the amount of $2.1 million [July 31, 2012 – $0.3 million] are currently under development and not being depreciated.
Depreciation expense recognized in cost of sales is described in note 14.
in thousands of U.S. dollars	Land	Buildings	Equipment	Furniture and fixtures	Computer systems	Construction in progress	Total

Cost
Balance as at August 1, 2011	$475	$75,566	$68,063	$2,623	$3,808	$923	$151,458
Additions	—	283	636	83	422	180	1,604
Disposals	—	—	(207)	(2)	(33)	(24)	(266)
Transfers	—	596	389	—	55	(1,074)	(34)

Balance as at July 31, 2012	475	76,445	68,881	2,704	4,252	5	152,762
Additions	—	369	2,471	2	227	—	3,069
Disposals	—	—	(847)	—	—	—	(847)
Transfers	—	—	5	—	(157)	(5)	(157)

Balance as at July 31, 2013	475	76,814	70,510	2,706	4,322	—	154,827

Accumulated depreciation and impairment losses
Balance as at August 1, 2011	(143)	(24,471)	(47,690)	(1,876)	(3,103)	—	(77,283)
Disposals	—	—	106	—	33	—	139
Depreciation charge	—	(2,203)	(5,706)	(171)	(480)	—	(8,560)
Impairment loss	—	(3,530)	(2,061)	—	—	—	(5,591)

Balance as at July 31, 2012	(143)	(30,204)	(55,351)	(2,047)	(3,550)	—	(91,295)
Disposals	—	—	653	—	—	—	653
Depreciation charge	—	(2,281)	(4,225)	(165)	(329)	—	(7,000)
Reversal of impairment	143	2,866	1,086	18	3	—	4,116

Balance as at July 31, 2013	—	(29,619)	(57,837)	(2,194)	(3,876)	—	(93,526)

Net book value as at July 31, 2012	$332	$46,241	$13,530	$657	$702	$5	$61,467

Net book value as at July 31, 2013	$475	$47,195	$12,673	$512	$446	$—	$61,301

Sale of U.S.-based Plasma Centres
On October 22, 2012, the Corporation closed a transaction to sell its three U.S.-based plasma centres to Biomat USA, Inc. ("Biomat USA"), a wholly owned subsidiary of Grifols. The assets sold included leasehold improvements, equipment, licences and donor lists. As a component of the sale, the Corporation entered into a supply agreement with Biomat USA to purchase minimum quantities of plasma. The Corporation received cash consideration of $2.5 million on closing and recorded an intangible asset related to the supply agreement of $2.1 million representing the present value of amounts expected to be received from Biomat USA subject to meeting obligations under the supply agreement. The Corporation recorded a total gain on disposal of assets of $4.6 million in the consolidated statements of income (loss) and comprehensive income (loss) for the year ended July 31, 2013, as a result of the transaction. The gain was recorded in the biopharmaceutical operations segment. Prior to the sale transaction, the revenue for the three U.S.-based plasma centres (from August 1, 2012, to the close of the transaction on October 22, 2012) was $2.9 million.
Impairment loss and subsequent reversal in relation to the Cangene bioPharma CGU
At its IFRS transition date (the "Transition Date") of August 1, 2009, the Corporation identified that indicators of impairment existed for the Cangene bioPharma CGU, which was included in the Corporation's contract services operating segment. Accordingly, management estimated the recoverable amount of the Cangene bioPharma CGU based on a fair-value-less-cost-to-sell basis. As a result of the analysis, the Corporation recorded an impairment charge of $7.1 million in the carrying value of property, plant and equipment as at the Transition Date.
At July 31, 2013, following improved expectations of future operating results based on current year results of operations of the Cangene bioPharma CGU, the Corporation reassessed the recoverable amount of property, plant and equipment using the value-in-use basis. This calculation used pre-tax cash flow projections based on five-year financial budgets approved by management. Cash flows beyond the five-year period were extrapolated using an estimated growth rate of 2.5%. A pre-tax discount rate of 38% reflects specific risks relating to the operating segment. As a result of the analysis, the Corporation recognized a $4.1-million reversal of impairment of property, plant and equipment which represents the unamortized portion of the initially recognized impairment to increase the value of the property, plant and equipment to the carrying amount that would have been determined had no impairment loss been recognized at the Transition Date. The reversal of impairment of property, plant and equipment of the Cangene bioPharma CGU is included in the Corporation's contract services operating segment.
The Corporation has recorded no impairment of property, plant and equipment during the year ended July 31, 2013.
7. INTANGIBLE ASSETS AND OTHER ASSETS
Amortization expense recognized in cost of sales is described in note 14.
[a] Intangible assets
in thousands of U.S. dollars	IB1001	episil®	HepaGam B®	Goodwill	Contract rights	Software	Patents	Total

Cost
Balance as at August 1, 2011	$—	$—	$14,000	$—	$—	$7,639	$864	$22,503
Additions	—	6,721	—	—	—	106	—	6,827
Transfers	—	—	—	—	—	34	—	34

Balance as at July 31, 2012	—	6,721	14,000	—	—	7,779	864	29,364

Additions	45,200	—	—	134	2,095	135	—	47,564
Transfers	—	—	—	—	—	157	—	157

Balance as at July 31, 2013	45,200	6,721	14,000	134	2,095	8,071	864	77,085

Accumulated amortization and impairment losses
Balance as at August 1, 2011	—	—	(3,675)	—	—	(6,332)	(191)	(10,198)
Amortization charge	—	(17)	(2,100)	—	—	(476)	(37)	(2,630)
Impairment loss	—	—	—	—	—	—	(636)	(636)

Balance as at July 31, 2012	—	(17)	(5,775)	—	—	(6,808)	(864)	(13,464)
Amortization charge	—	(1,103)	(2,100)	—	(584)	(481)	—	(4,268)

Balance as at July 31, 2013	—	(1,120)	(7,875)	—	(584)	(7,289)	(864)	(17,732)

Net book value as at July 31, 2012	$—	$6,704	$8,225	$—	$—	$971	$—	$15,900

Net book value as at July 31, 2013	$45,200	$5,601	$6,125	$134	$1,511	$782	$—	$59,353

[b] Acquisition of IB1001
On February 15, 2013, the Corporation and its Cangene Europe Limited, CNJ Holdings Inc. and Cangene bioPharma subsidiaries entered into an asset purchase agreement with Ipsen Pharma S.A.S. and Inspiration Biopharmaceuticals, Inc. ("IBI") to acquire their business operations consisting of three product candidates for the treatment of hemophilia. This acquisition was made pursuant to IBI's bankruptcy proceedings, which were initiated in October 2012. Cangene acquired the assets and liabilities of IBI (with the exception of certain contracts that relate to a Factor VIII product that is owned by Ipsen, a significant shareholder and creditor of IBI). The assets acquired by the Corporation consist of a late-stage recombinant Factor IX candidate for treatment of hemophilia B (IB1001), and preclinical recombinant Factor VIIa and Factor VIII candidates. IB1001 represents the majority of the acquisition's value.
The transaction is accounted for as a business combination under the acquisition method of accounting. The fair values as at February 15, 2013, of the net assets acquired are as follows:
in thousands of U.S. dollars	Fair value as at February 15, 2013
Prepaid deposit[1]	$7,767
Intangible assets[2]	45,334
Liabilities assumed[3]	(5,451)
Net assets and liabilities	$47,650

Consideration paid:
Cash[3]	$3,250
Purchase consideration payable	44,400
Total consideration	$47,650

1. Represents the present value of a $10.0-million deposit with a contract manufacturer, which is due to be refunded in fiscal 2017 as long as the Corporation meets the terms of a supply agreement with the manufacturer.
2. Intangible assets includes goodwill of $0.1 million.
3. Liabilities assumed and cash consideration paid total $8.7 million.
The Corporation recorded the intangible assets acquired based on the present value at the date of acquisition of the future cash flows that will be generated from the use of the intellectual property R&D discounted at a rate of 19.5%.
The total purchase consideration payable is contingent upon the achievement of certain sales milestones as well as royalties that commence when specified sales levels are achieved. The expected value of this contingent consideration was calculated based on the probability of achieving various market cases with differing assumptions for market-share capture and by further adjusting for the probability of success related to clinical trials and regulatory approval. The expected cash flows were then discounted using a cost of debt adjusted for counter-party credit risk. The resulting estimated fair values of the purchase considerations payable for the achievement of the sales milestones and the specified sales levels are $6.5 million and $37.9 million, respectively.
The prepaid deposit is being amortized monthly on the basis of the present value calculations. This accretion is being recorded as a reduction of financing charges in the consolidated statements of income (loss) and comprehensive income (loss). Total accretion for the year ended July 31, 2013, is $0.2 million [year ended July 31, 2012 – $Nil].
The purchase consideration payable is being amortized monthly on the basis of the present value calculations. Total accretion for the year ended July 31, 2013, is $1.2 million [year ended July 31, 2012 – $Nil] and is included in the financing charges in the consolidated statements of income (loss) and comprehensive income (loss).
The Corporation remeasures the purchase consideration liability at its fair value at each reporting period. The actual purchase consideration paid may vary materially from the fair value that has been determined because significant estimates and judgment were used in determining fair value. The assumptions used at the acquisition date and at July 31, 2013, have remained the same.
[c] United States commercialization rights for episil®
Pursuant to an agreement with Camurus AB, the Corporation acquired exclusive rights to commercialize a product called episil® in the United States (note 22[b]). As a result of the agreement, the Corporation must pay royalties on future net sales during a specified period, dependent on the dollar amount of net sales in each year. The Corporation has also agreed to certain minimum order quantities under the agreement. The purchase included an upfront payment of $2.0 million and a milestone payment of $0.5 million paid in October 2012. At July 31, 2012, the Corporation recorded a commercialization rights asset in the amount of $10.1 million for episil®. In addition, at July 31, 2012, the Corporation recorded a royalty liability of $7.6 million related to the net present value of royalties anticipated on the minimum order quantities specified in the agreement. During the year ended July 31, 2013, the Corporation discovered a calculation error related to the amount recorded for the commercialization rights asset and royalty liability at July 31, 2012. The Corporation has corrected the error and adjusted the balances of commercialization rights asset and royalty liability at July 31, 2012, by $3.4 million to $6.7 million and $4.2 million, respectively. The Corporation has concluded that the impact of the adjustment is not material to the consolidated financial statements. The royalty liability will be reduced as the royalties are paid on the minimum quantities, and increased for the value of accretion in each period. Total accretion for the year ended July 31, 2013, is $0.8 million [year ended July 31, 2012 – $Nil] and is included in the financing charges in the consolidated statements of income (loss) and comprehensive income (loss). Royalties payable on net sales that are in excess of the specified minimum quantities will be recorded at the time of the sales. As at July 31, 2013, the purchase consideration liability was $4.3 million [July 31, 2012 – $4.2 million].
The total commercialization rights intangible asset for episil® is $6.7 million, which, less amortization of $1.1 million, results in a net book value of $5.6 million at July 31, 2013.
[d] United States commercialization rights for HepaGam B®
Cangene obtained the U.S. commercialization rights for HepaGam B® from Apotex on November 1, 2009. The Corporation's Board of Directors approved an agreement under which Cangene, through Cangene bioPharma, acquired the U.S. commercialization rights to HepaGam B®. As per the agreement, Apotex was paid $7.0 million in the first quarter of 2010 and receives royalties on net U.S. HepaGam B® sales occurring through June 2016. The effective date of this transfer of rights was November 1, 2009. Cangene's independent directors approved this new agreement after having determined that it was fair to Cangene and its shareholders. The $7.0 million was recorded in intangible assets along with the present value of the estimated future royalty stream on U.S. sales of HepaGam B® through June 2016 of $7.0 million. The total commercialization rights intangible asset is $14.0 million, which, less amortization of $7.9 million, results in a net book value of $6.1 million at July 31, 2013. As a result of the transaction, the Corporation has recorded a provision for royalties payable on net U.S. sales of HepaGam B® (note 9[a]).
The Corporation has recorded no impairment of intangible and other assets during the year ended July 31, 2013.
8. OPERATING LINE OF CREDIT
The Corporation has an operating line of credit from a Canadian chartered bank, which at July 31, 2013, is for C$5.0 million. During the year ended July 31, 2012, this credit line was for C$20.0 million. At July 31, 2012, the Corporation was not in compliance with one EBITDA-related debt covenant and consequently did not have access to the credit facility at that time. Effective August 1, 2012, the Corporation elected to reduce the value of the credit facility. Subsequent to August 1, 2012, the Corporation renegotiated the EBITDA-related covenant with the bank and again has access to the credit line. The line of credit is collateralized by a general security agreement in respect of all the Corporation's assets; as at July 31, 2013, C$Nil was utilized [July 31, 2012 – C$Nil]. Interest is payable on this line of credit at either LIBOR plus 1.75%, the prime lending rate plus 0.75% or the U.S.-dollar base rate plus 0.75%, depending on the duration of the borrowing and the currency borrowed. The agreement has no fixed expiry date, but is subject to periodic review by the bank.
9. PROVISIONS
[a] Royalty provision
On October 16, 2009, the Corporation's Board of Directors approved an agreement under which Cangene, through Cangene bioPharma, acquired the U.S. commercialization rights for HepaGam B® (see note 24[a]). As per the agreement, Apotex will be paid royalties on net U.S. HepaGam B® sales occurring through June 2016. The effective date of this transfer of rights was November 1, 2009. The $7.0-million present value of the estimated future royalty stream on U.S. sales of HepaGam B® through June 2016 was initially recorded as a royalty provision effective November 1, 2009. This provision is being amortized monthly on the basis of the present value calculations. Total accretion for the year ended July 31, 2013, is $0.6 million [year ended July 31, 2012 – $0.8 million] and is included in the financing charges in the consolidated statements of income (loss) and comprehensive income (loss). The Corporation recorded actual royalty payments for the year ended July 31, 2013, of $0.7 million [year ended July 31, 2012 – $0.9 million] as a reduction of the royalty liability. Amortization of the commercialization rights acquired is also recorded in selling, general and administrative expense (note 7[d]).
The Corporation is required to remeasure the royalty provision at each reporting period. At July 31, 2013, the Corporation has calculated the net present value of future royalty payments using a weighted-average cost of capital of 17% and projected net sales of HepaGam B® for the duration of the agreement. As a result of this remeasurement, the Corporation recorded a change in fair value of royalty provision of $0.7 million for the year ended July 31, 2013 [year ended July 31, 2012 – $1.0 million] in the consolidated statements of income (loss) and comprehensive income (loss).
As at July 31, 2013, the HepaGam B® royalty provision is $1.4 million [July 31, 2012 – $2.3 million]. As at July 31, 2013, the Corporation has recorded accounts payable of $0.1 million [July 31, 2012 – $0.2 million] representing the current royalty  payable to Apotex.
[b] Provisions for chargebacks, administrative fees, rebates and other allowances
The Corporation estimates allowances for revenue-reducing obligations such as chargebacks, administrative fees, rebates and other allowances using a combination of historical trends, contractual obligations and information received from third parties. Administrative fees includes actual administrative fees along with additional rebates for a primary distributor. Government rebates includes Medicaid rebates, Medicare rebates and other government programs. Customer rebates includes rebate programs targeted directly to the final customer. Other allowances includes distribution fees, no-return fees, prompt payment discounts and centralized shipping fees.
in thousands of U.S. dollars	Chargebacks	Administrative fees	Government rebates	Customer rebates	Other allowances	Total

As at August 1, 2011	$2,143	$830	$301	$—	$390	$3,664
Actual payments/credits issued	(8,504)	(1,297)	(126)	—	(1,818)	(11,745)
Change in estimate [note 3[c]]	—	—	(431)	—	—	(431)
Provisions/reversals charged	8,583	1,281	390	—	1,883	12,137
Balance as at July 31, 2012	2,222	814	134	—	455	3,625

Actual payments/credits issued	(7,500)	(933)	(205)	(23)	(2,340)	(11,001)
Change in estimate [note 3[c]]	—	(267)	35	—	—	(232)
Provisions/reversals charged	8,362	1,117	229	80	2,350	12,138
Balance as at July 31, 2013	$3,084	$731	$193	$57	$465	$4,530

10. SHARE CAPITAL
Authorized and issued
The Corporation's authorized share capital comprises an unlimited number of non-voting preferred shares with a 4% non-cumulative dividend entitlement; Class A preferred shares, issuable in series with rights to be determined at issuance by the Board of Directors; and an unlimited number of common shares with no par value.
Issued share capital comprises common shares as follows:
in thousands of U.S. dollars except share data	Number of shares	Share capital

As at August 1, 2011	66,746,870	$50,860

As at July 31, 2012	66,746,870	50,860

As at July 31, 2013	66,746,870	$50,860

11. EMPLOYEE BENEFIT PLANS
[a] Phantom-stock incentive plan ("PSIP")
The final grant of phantom-stock units under the PSIP matured with no pay-out during the quarter ended October 31, 2011.
Under the plan, the phantom-stock units matured three years and 90 days after the effective date of grant. The phantom-stock units were valued based on the weighted-average market price of the Corporation's common shares on the Toronto Stock Exchange for the 90 days preceding the maturity date. Participants in the PSIP received cash awards equal to any increase in value of the phantom-stock units between the effective date of grant and the date of maturity.
Participation in the PSIP required mandatory participation in a share ownership plan, which stipulates that the participants must acquire a minimum investment in the Corporation's common shares by a predetermined future date.
The following table summarizes changes in the number of phantom-stock units outstanding during the years ended July 31, 2013 and 2012:
Phantom-stock units	Year ended July 31, 2013	Year ended July 31, 2012

Outstanding at beginning of year	—	1,915,352
Matured with no value	—	(1,897,791)
Cancelled with no value	—	(17,561)
Outstanding at end of year	—	—

[b] Restricted share unit plan ("RSU plan")
Pursuant to the Corporation's RSU plan, members of management may be granted restricted share units ("RSUs") as a long-term incentive component of their compensation.
An RSU is equivalent in value to a common share of the Corporation, credited by means of a bookkeeping entry in the books of the Corporation to an account in the name of the member of management. Each RSU entitles the participant to receive a cash payment no later than December 31 of the third calendar year following the year in which the RSU was granted. The RSUs are valued based on the weighted-average market price of the Corporation's common shares on the Toronto Stock Exchange for the 90 days preceding the maturity date. The RSU plan provides for vesting of the RSUs, with 25% vesting immediately and an additional 25% vesting on each anniversary of the grant date for three years and, in the event of retirement, death or termination without cause, participants may be entitled to receive cash awards for vested RSUs based on the weighted-average market price of the Corporation's common shares on the Toronto Stock Exchange for the 90 days preceding the applicable date of retirement, death or termination. In the event the Corporation declares a dividend on its common shares, the participant would be entitled to receive an equivalent amount of RSUs. Compensation cost for RSUs granted under the RSU plan is recorded as an expense with a corresponding increase in accrued liabilities and is measured at fair value. Changes in fair value between the grant date and the measurement date result in a change in the measurement of compensation cost.
Participation in the RSU plan requires mandatory participation in a share ownership plan, which stipulates that the participants must acquire a minimum investment in the Corporation's common shares by a predetermined future date. RSUs held count towards the ownership requirement.
The following table summarizes changes in the number of RSUs outstanding during the years ended July 31, 2013 and 2012:
Restricted share units	Year ended July 31, 2013	Year ended July 31, 2012

Outstanding at beginning of year	1,275,906	1,850,501
Redeemed	(189,310)	(574,595)
Matured	(474,309)	—

Outstanding at end of year	612,287	1,275,906

The Corporation recognized a compensation expense of $0.6 million and a compensation recovery of $0.2 million for the years ended July 31, 2013 and 2012, respectively, as a result of the RSU plan.
During the years ended July 31, 2013 and 2012, 189,310 and 574,595 RSUs, respectively, were redeemed with a value of $0.3 million and $0.8 million, respectively. During the year ended July 31, 2013, 474,309 RSUs matured with a value of $0.7 million.
The following tables summarize information about RSUs outstanding and related liabilities as at July 31, 2013 and 2012:
					in thousands of U.S. dollars
	Fiscal year of grant	Number of units outstanding	Weighted-average remaining contractual life		Liability at July 31, 2013
	2011	612,287	0.2	years	$1,436
Total		612,287	0.2	years	$1,436

					in thousands of U.S. dollars
	Fiscal year of grant	Number of units outstanding	Weighted-average remaining contractual life		Liability at July 31, 2012
	2010	536,244	0.3	years	$841
	2011	739,662	1.2		1,062
Total		1,275,906	0.8	years	$1,903

[c] Stock option plan
The Board of Directors may authorize the issuance of options to acquire common shares under a stock option plan, provided that the number of options outstanding to any one individual at any time does not exceed 5% of the outstanding shares. As at July 31, 2013, 1.6 million [July 31, 2012 – 2.3 million] options remain available to be granted under the plan. The exercise price of options granted under the plan cannot be lower than the arithmetic average of the daily high and low board-lot trading prices of the Corporation's common shares on the Toronto Stock Exchange for the five days immediately prior to the date of the grant. Under the plan, options expire no later than eight and five years after the date they are granted for employees and non-executive directors, respectively, and vest over four fiscal years.
The Corporation's President and Chief Executive Officer ("CEO") has been granted 750,000 stock options at an exercise price of C$1.51 per share, effective September 12, 2012, and 750,000 stock options at an exercise price of C$1.37 per share, effective September 12, 2011. The stock options vested 25% immediately upon grant and then vest an additional 25% at each subsequent August 1 until they are fully vested.
A summary of the status of the Corporation's stock option plan as at July 31, 2013 and 2012, and changes during the years ended on those dates, is presented below:
	Year ended July 31, 2013		Year ended July 31, 2012
Stock options	Number of options	Weighted-average exercise price	Number of options	Weighted-average exercise price
Outstanding at beginning of year	750,000	C$1.37	—	C$	—
Granted	750,000	1.51	750,000		1.37
Outstanding at end of year	1,500,000	C$1.44	750,000	C$	1.37
Exercisable at end of year	562,500	C$1.42	187,500	C$	1.37

The following table summarizes information about stock options outstanding at July 31, 2013:
Options outstanding						Options exercisable
Exercise price	Fiscal year of grant	Number outstanding	Weighted-average remaining contractual life	Weighted-average exercise price	Number outstanding	Weighted-average exercise price
C$1.37	2012	750,000	6.1 years	C$1.37	375,000	C$	1.37
1.51	2013	750,000	7.1 years	1.51	187,500		1.51
C$1.37/C$1.51		1,500,000	6.6 years	C$1.44	562,500	C$	1.42

The combined fair value of both of the 750,000 stock option grants was estimated at the September 12, 2011, grant date using the Black-Scholes Model and taking into account the terms and conditions under which the stock options were granted. The contractual life of the options granted is eight years from the date of grant. There is no cash settlement of the stock options. The fair values of these stock options were calculated on September 12, 2011, using the following assumptions:

Dividend yield                               0.0%
Expected volatility                     49.2%
Risk-free interest rate             1.2%
Expected life                                    4.0 years
Share price                                        C$1.32
The fair value of the stock options is allocated over the vesting periods using the graded-vesting method. Stock option expenses of $0.2 million and $0.4 million were recorded and credited to contributed surplus for the years ended July 31, 2013 and 2012, respectively.
[d] Executive long-term incentive plan
Effective August 1, 2012, the Board of Directors authorized a new long-term incentive plan ("LTIP") for executives of the Corporation. All executives are eligible to participate, as are a limited number of key contributors who are identified by the President and CEO. The LTIP is structured in three-year cycles, with eligible participants able to earn 30% of their base salary in earned financial value in each year of the three-year cycle. The earned financial value is then paid out in the first quarter following the completion of the three-year cycle. The determination of whether an award occurs under the plan in each individual year depends on the achievement of a predetermined financial goal set by the Board of Directors. Thus, the earned financial value over the three-year cycle will be either 0%, 30%, 60% or 90% of the base salary of each eligible participant over that time, depending on whether the financial goal is met in each year of eligibility. There may be up to three, three-year cycles running concurrently. The liability for the LTIP is $0.3 million as at July 31, 2013 [July 31, 2012 – $Nil].
[e] Employee share purchase plan
Under the terms of the Corporation's employee share purchase plan, employees can choose to have up to 5% of their annual gross earnings, to a yearly maximum of $10,000, withheld to purchase common shares of the Corporation on the open market. The Corporation will match 20% of all contributions made by employees. The total contribution vests immediately. During the year ended July 31, 2013, the Corporation's contribution was less than $0.1 million [year ended July 31, 2012 – $0.1 million], which is recorded as compensation expense. Under the plan, employees acquired 232,970 common shares during the year ended July 31, 2013 [year ended July 31, 2012 – 361,366].
[f] Defined-contribution pension plan – Canadian employees
The Corporation has a defined-contribution pension plan for its Canadian employees, to which it contributes at rates of up to 4% of a non-executive employee's salary or up to 6% of an executive employee's salary, subject to the legislated maximum. The expense and payments for the year ended July 31, 2013, were $0.7 million [year ended July 31, 2012 – $1.0 million].
[g] Defined-contribution pension plan – United States employees
The Corporation has a defined-contribution 401(k) pension plan for its United States employees, to which it contributes at rates of up to 4% of the employee's salary, subject to the legislated maximum. The expense and payments for the year ended July 31, 2013, were $0.3 million [year ended July 31, 2012 – $0.3 million].
12. DEFERRED SHARE UNIT PLAN ("DSU plan")
Pursuant to the Corporation's DSU plan, non-executive directors are entitled to receive all or any portion of their annual cash retainer in the form of deferred share units ("DSUs") instead of cash. DSUs are issued quarterly and vest immediately on issuance.
A DSU is equivalent in value to a common share of the Corporation, credited by means of a bookkeeping entry in the books of the Corporation to an account in the name of the non-executive director. Each DSU entitles the participant to receive cash payment upon termination of directorship that is valued based on the weighted-average market price of the Corporation's common shares on the Toronto Stock Exchange for the 90 days preceding the termination date. In the event the Corporation declares a dividend on its common shares, the participant would be entitled to receive an equivalent amount of DSUs. Compensation cost for DSUs granted under the DSU plan is recorded as an expense with a corresponding increase in accrued liabilities and is measured at fair value. Changes in fair value between the grant date and the measurement date result in a change in the measurement of compensation cost.
Participation in the DSU plan requires mandatory participation in the share ownership plan, which stipulates that the participants must acquire a minimum investment in the Corporation's common shares by a predetermined future date. DSUs held count towards the ownership requirement.
The following table summarizes changes in the number of DSUs outstanding during the years ended July 31, 2013 and 2012:
Deferred share units	Year ended July 31, 2013	Year ended July 31, 2012
Outstanding at beginning of year	307,017	114,905
Issued during the year	179,796	192,112
Outstanding at end of year	486,813	307,017

The following table summarizes information about DSUs outstanding and related liabilities as at July 31, 2013 and 2012:
in thousands of U.S. dollars except share-related data	At July 31, 2013	At July 31, 2012

Number of units outstanding	486,813	307,017
Liability	$1,134	$481

13. FINANCING CHARGES, NET
Financing charges for the years ended July 31, 2013 and 2012, are composed of non-cash accretion of assets, liabilities and provisions, and cash interest income (expense) as follows:
in thousands of U.S. dollars	Related notes	Year ended July 31, 2013	Year ended July 31, 2012
Accretion of purchase consideration payable	7[b]	$1,238	$—
Accretion of royalty liability	7[c]	757	—
Accretion of royalty provisions	9[a]	607	784
Accretion of other assets	7[b]	(194)	—
Short-term interest income		(84)	(60)
		$2,324	$724

14. EXPENSES BY NATURE
The following is a breakdown of depreciation, amortization, investment tax credits, foreign-exchange differences, employee benefits expense and cost of inventories that are included in the consolidated statements of income (loss) and comprehensive income (loss):
in thousands of U.S. dollars	Year ended July 31, 2013	Year ended July 31, 2012

Cost of sales – product sales and product services:
Depreciation of property, plant and equipment	$5,858	$7,121
Amortization of intangible assets	430	423
Foreign-exchange loss (gain)	98	(321)
Cost of inventories recognized as an expense	58,650	64,563
Total cost of sales – product sales and product services	$65,036	$71,786

Cost of sales – R&D services:
Depreciation of property, plant and equipment	$291	$275
Amortization of intangible assets	9	2
Investment tax credits	(1,100)	(202)
Foreign-exchange loss (gain)	21	(81)
Cost of inventories recognized as an expense	10,773	13,587
Total cost of sales – R&D services	$9,994	$13,581

Administrative expense includes:
Depreciation of property, plant and equipment	$221	$397
Amortization of intangible assets	3,829	2,199
Foreign-exchange loss (gain)	48	(196)

Independent R&D expense includes:
Depreciation of property, plant and equipment	$630	$767
Amortization of intangible assets	—	6
Investment tax credits	(2,697)	(1,018)
Foreign-exchange loss (gain)	35	(148)

Employee benefits expense:
Salaries and other short-term employee benefits	$45,937	$49,427
Termination and retirement benefits	561	3,213
Post-employment benefits	979	1,142
Share-based compensation	1,633	458
Total employee benefits expense	$49,110	$54,240

15. EARNINGS (LOSS) PER SHARE
The following is a reconciliation between basic and diluted earnings (loss) per share:
in thousands of U.S. dollars except share-related data	Year ended July 31, 2013	Year ended July 31, 2012

Net income (loss)	$1,358	$(28,287)
Weighted-average number of common shares outstanding	66,746,870 shares	66,746,870 shares
Dilutive effect of stock options	594,670	—
Diluted weighted-average number of common shares outstanding	67,341,540 shares	66,746,870 shares

Earnings (loss) per share:
Basic and diluted	$0.02	$(0.42)

For the year ended July 31, 2013, the dilutive effect of the1,500,000 outstanding stock options is included in the calculation of diluted earnings per share. For the year ended July 31, 2012, 750,000 options were excluded from the calculation of diluted loss per share. Under the Treasury Stock method, options are excluded from the calculation when their inclusion would reduce the loss per share, or when their exercise price exceeds the average market price of the Corporation's common shares on the Toronto Stock Exchange for the period. The dilutive effect of included stock options is calculated by assuming the proceeds that would have resulted from exercising the stock options were used to buy shares at market price for subsequent cancellation.
16. GOVERNMENT ASSISTANCE AND TAX CREDITS
R&D expenses for the years ended July 31, 2013 and 2012, are net of combined federal and provincial scientific research and experimental development ("SR&ED") tax credits in the amounts of $3.8 million and $1.2 million, respectively. As at July 31, 2013, $1.2 million [July 31, 2012 – $1.2 million] of SR&ED tax credits was included as a reduction of long-term contract costs in inventories and contracts in progress.
For the year ended July 31, 2013, there was $0.2 million [July 31, 2012 – less than $0.1 million] in investment tax credits relating to SR&ED capital expenditures and $0.1 million [July 31, 2012 – $Nil] in provincial investment tax credits related to manufacturing and processing capital expenditures. Both of these were accounted for as a reduction of the cost of the applicable assets.
To qualify for federal and provincial SR&ED investment tax credits, the work must advance the understanding of scientific relations or technologies, address scientific or technological uncertainty, and incorporate a systematic investigation by qualified personnel. To qualify for the Manitoba manufacturing investment tax credit, the building, machinery and equipment must be purchased for first-time use in manufacturing or processing in Manitoba.
As at July 31, 2013, the Corporation has Manitoba SR&ED investment tax credit carryforwards in the amount of $23.9 million [July 31, 2012 – $20.6 million]; these begin expiring in 2019. Of these, approximately $11.1 million have not been recorded because management has determined that uncertainty exists with regard to the generation of sufficient future Canadian taxable income during the carryforward period to utilize the credits.
17. TAXES
[a] Tax expense (benefit)
The components of the Corporation's tax expense (benefit) for the years ended July 31, 2013 and 2012, are as follows:
in thousands of U.S. dollars	Year ended July 31, 2013	Year ended July 31, 2012
Current tax:
Current tax on profits for the year	$3,181	$(4,762)
Adjustments in respect of prior years	438	(370)
Total current tax expense (benefit)	3,619	(5,132)
Deferred tax:
Origination and reversal of temporary differences	3,764	538
Impact of change in tax rate	(92)	93
Total deferred tax expense	3,672	631
Tax expense (benefit)	$7,291	$(4,501)

Factors affecting tax benefit
The standard rate of Canadian corporate tax is 26.99% [2012 – 26.99%]. The tax on the consolidated entities' income (loss) before taxes differs from the theoretical amount that would arise using the weighted-average tax rate applicable to the income (loss) of the consolidated entities as follows:
in thousands of U.S. dollars	Year ended July 31, 2013	Year ended July 31, 2012

Combined statutory federal and provincial tax rate at 26.99% [2012 – 26.99%]	$2,334	$(8,849)
Adjusted for:
Income taxes recorded at rates different from the Canadian tax rate	1,659	1,148
Unrecognized temporary difference for unrealized foreign-exchange gain on advances to U.S. subsidiaries	—	(1,179)
Investment tax credits not recorded for accounting purposes	404	2,556
Expenses not deductible for tax purposes	159	83
Tax-loss benefit not recognized	3,442	543
Impact of functional currency tax election	(1,061)	—
Non-taxable foreign-exchange gain on translation	—	2,635
Remeasurement of deferred tax due to change in tax rate	(92)	93
Stock options	54	118
Benefit of rate differential on loss carryback	—	(1,067)
Non-deductible portion of intangible assets acquired	148	—
Other	(194)	(212)
Adjustment in respect of prior years	438	(370)
Tax expense (benefit)	$7,291	$(4,501)

The effective tax rate of 84.30% for the year ended July 31, 2013, is higher than the statutory Canadian corporate tax rate of 26.99%, primarily because of the effects of the income taxes recorded at rates different from the Canadian tax rate, the impact of unrecognized Manitoba investment tax credits, the impact of tax benefits not recognized for accounting purposes, and an adjustment in respect of the prior year. These adjustments are partially offset by the impact of making a functional currency election for Canadian income tax purposes. Of the tax losses for which no benefit has been recognized, $3.3 million relates to losses of the subsidiary that is developing IB1001 within the consolidated group. The tax losses are carried forward and will be offset against future taxable income post-commercialization of IB1001.
During the year ended July 31, 2012, the Corporation's effective tax benefit rate of 13.73% was lower than the statutory Canadian corporate tax rate of 26.99%, primarily because of the effects of translation of the operations into the U.S. functional currency, income taxes recorded at rates different from the Canadian corporate tax rate and the impact of unrecognized Manitoba investment tax credits; these effects are partially offset by an unrealized foreign-exchange gain on advances to U.S. subsidiaries and the benefit of a rate differential on loss carryback.
[b] Deferred tax
The movement in deferred tax assets and liabilities during the years ended July 31, 2013, and July 31, 2012, without taking into consideration the offsetting of balances within the same tax jurisdictions are as follows:
in thousands of U.S. dollars
Deferred tax assets	Property, plant and equipment	Inventory and other reserves	Intangible and other assets	Deferred income	Loss carryforwards	Other	Total

As at August 1, 2011	$5,554	$6,114	$400	$477	$486	$3,307	$16,338
Credited (charged) to statement of income	132	(1,131)	434	24	(249)	(912)	(1,702)

As at July 31, 2012	5,686	4,983	834	501	237	2,395	14,636

Credited (charged) to statement of income	(2,473)	(1,748)	599	(55)	(159)	1,574	(2,262)
As at July 31, 2013	$3,213	$3,235	$1,433	$446	$78	$3,969	$12,374

in thousands of U.S. dollars
Deferred tax liabilities	SR&ED investment tax credits	Deferred development costs	Other	Total

As at August 1, 2011	$1,971	762	$108		$2,841
Credited to statement of income	(684)	(387)	—		(1,071)

As at July 31, 2012	1,287	375	108		1,770

Charged to statement of income	971	433	6	1,410
As at July 31, 2013	$2,258	808	$114		$3,180

In addition to the above recognized deferred tax assets, at July 31, 2013, the Corporation has a temporary difference relating to unrecognized Manitoba investment tax credits that when tax-effected have an estimated value of $3.0 million. The Corporation has Canadian losses carried forward that when tax-effected have an estimated value of $3.3 million. Additionally, the Corporation has $3.8 million of capital losses carried forward, which may only be used to offset future capital gains. The Corporation has not recorded a deferred tax asset in respect of these items.
As at July 31, 2013, the Corporation also has U.S. state tax losses carried forward and other temporary differences relating to its former U.S. plasma operations that when tax-effected have an estimated value of $0.5 million.
As at July 31, 2012, the Corporation had a temporary difference relating to unrecognized Manitoba investment tax credits that when tax-effected had an estimated value of $2.6 million. Additionally, the Corporation had $3.8 million of capital losses carried forward, which may only be used to offset future capital gains. The Corporation did not record a deferred tax asset in respect of these items.
As at July 31, 2012, the Corporation also had U.S. state tax losses carried forward and other temporary differences relating to its then U.S. plasma operations that when tax-effected had an estimated value of $0.4 million.
The analysis of deferred tax assets and deferred tax liabilities is as follows:
in thousands of U.S. dollars	At July 31, 2013	At July 31, 2012
Deferred tax assets:
To be recovered after more than 12 months	$5,125	$7,216
To be recovered within 12 months	7,249	7,420
	12,374	14,636

Deferred tax liabilities:
To be recovered after more than 12 months	922	483
To be recovered within 12 months	2,258	1,287
	3,180	1,770

Net deferred tax	$9,194	$12,866

The gross movement on the deferred tax account is as follows:
in thousands of U.S. dollars	At July 31, 2013	At July 31, 2012
Opening balance	$12,866	$13,497
Charged to statement of income	(3,672)	(631)

Closing balance	$9,194	$12,866

18. SUPPLEMENTARY INFORMATION FOR CONSOLIDATED STATEMENTS OF CASH FLOWS
Effect on cash flow of net change in non-cash working capital balances related to operations:
in thousands of U.S. dollars	Year ended July 31, 2013	Year ended July 31, 2012

Accounts receivable	$1,124	$(2,247)
Inventories and contracts in progress	5,196	9,527
Taxes recoverable	2,265	7,865
Prepaid expenses and deposits	(5,121)	113
Accounts payable and accrued liabilities	6,825	(4,937)
Provision for chargebacks	905	(39)
Taxes payable	(707)	615
	$10,487	$10,897

19. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
The Corporation has the following financial instruments: cash, accounts receivable, and accounts payable and accrued liabilities.
[a] Fair value hierarchy
The Corporation primarily applies the market approach for recurring fair value measurements. Three levels of inputs may be used to measure fair value:
LEVEL 1 – Unadjusted, quoted prices in active markets for identical assets or liabilities. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
LEVEL 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
LEVEL 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The following table presents information about the Corporation's assets and liabilities measured at fair value on a recurring basis as at July 31, 2013, and the fair value hierarchy of the valuation techniques used to determine such fair value.
in thousands of U.S. dollars	Level 1	Level 2	Level 3	Total
Cash	$46,410	—	—	$46,410

As at July 31, 2013, and July 31, 2012, the carrying values of current assets and liabilities, including cash, accounts receivable, accounts payable and accrued liabilities, and royalty liability approximate their fair value. These short-term financial instruments approximate the fair value because of the relatively short period to maturity.
All derivatives are recorded at fair value in the consolidated balance sheets. The fair values of the Corporation's derivative financial instruments used to manage exposure to interest rate risk are estimated based on quoted market prices for the same or similar financial instruments, or on the current rates offered to the Corporation for financial instruments of the same maturity, as well as by the use of discounted future cash flows using current rates for similar financial instruments subject to similar risks and maturities. The Corporation had no derivative instruments outstanding as at July 31, 2013.
The Corporation has reviewed all significant contractual arrangements and determined that there are no material embedded derivatives that must be separated from the host contract and accounted for separately.
[b] Risk management policies
The Corporation manages risk and risk exposures through a combination of insurance, derivative financial instruments, a system of internal and disclosure controls, and sound business practices. The Corporation is exposed to significant currency risk and uses derivative financial instruments to manage the risk of fluctuation in foreign-exchange rates. The Corporation may enter into forward-foreign-exchange contracts to limit exposure on certain anticipated future U.S.-dollar sales and cash flows. The maximum length of time over which the Corporation hedges its exposure to the variability of future cash flows is one year.
[c] Credit risk
Credit risk is the risk that a customer will fail to perform an obligation or fail to pay amounts due, causing a financial loss. The Corporation is not exposed to significant credit risk. The majority of the Corporation's sales are made to governments and large, well-established companies. In the normal course of business, the Corporation monitors the financial condition of its customers and reviews the credit history of each new customer. An allowance for doubtful accounts is established to correspond to the specific credit risk of its customers, historical trends and economic circumstances.
The following table sets out the details of the accounts receivable balances outstanding based on the status of the receivable in relation to when the receivable was due and payable:
in thousands of U.S. dollars	At July 31, 2013	At July 31, 2012
Neither impaired nor past due	$8,212	$14,576
Not impaired but past the due date as follows:
Within 30 days	5,454	5,339
31–60 days	3,656	633
Over 60 days	3,995	1,817
Allowance for doubtful accounts	(111)	(35)
Total	$21,206	$22,330

There are no impaired accounts receivable.
A continuity of the allowance for doubtful accounts for the years ended July 31, 2013, and July 31, 2012, is as follows:
in thousands of U.S. dollars	Year ended July 31, 2013	Year ended July 31, 2012
Opening balance, beginning of year	$35	$41
Foreign-exchange impact	—	(1)
Additional allowances	99	—
Collection of doubtful accounts	—	(5)
Writeoff of uncollectible accounts	(23)	—
Closing balance, end of year	$111	$35

[d] Interest rate risk
The Corporation's Canadian-dollar operating line of credit is at a floating interest rate; therefore, it is subject to interest rate cash flow risk. In prior years, the Corporation had entered into U.S.–Canadian-dollar currency swaps whereby the Corporation received Canadian funds in return for U.S. funds at the trade-date exchange rate. At the maturity date, the Corporation repaid the U.S. funds with Canadian funds at the same exchange rate for a fixed fee. These swaps were entered into for the purpose of lowering interest expense associated with the Canadian-dollar utilization of its operating line of credit and not for trading or speculative purposes. The swaps were classified as held for trading.
The Corporation did not enter into new U.S.–Canadian-dollar currency swaps during the current fiscal year. After the swaps outstanding at July 31, 2012 had matured, the Corporation had no currency swaps outstanding.
At July 31, 2012, the Corporation had currency swaps outstanding as follows:
in thousands of U.S. dollars
Notional amount	Maturity date	Fair value at July 31, 2012
$5,000	August 1, 2012	$(64)
5,000	August 28, 2012	(47)
5,000	September 10, 2012	(45)
5,000	September 24, 2012	21
5,000	November 5, 2012	56

$25,000		$(79)

[e] Currency risk
The Corporation receives the majority of its revenues and incurs significant expenses in U.S. dollars. However, the Corporation does receive certain revenues and incurs certain expenses in Canadian dollars; consequently, fluctuations in the rate of exchange between U.S. and Canadian dollars can have an effect on the Corporation's reported results. On occasion, forward-foreign-exchange contracts and foreign-exchange option collars are used by the Corporation to manage its foreign-exchange exposure on anticipated Canadian-dollar expenditures. The Corporation does not enter into these instruments for trading or speculative purposes. These instruments are not accounted for as hedges, and are marked to market at the consolidated balance sheet dates. The gains and losses are recognized in income during the period, and the contracts are classified as held for trading. As at July 31, 2013 and 2012, the Corporation had no forward-foreign-exchange contracts or foreign-exchange option collars outstanding.
Furthermore, the Corporation maintains a Canadian-dollar operating line of credit, which may also affect the Corporation's reported results when there are fluctuations in the rate of exchange between Canadian and U.S. dollars. However, as at July 31, 2013, C$Nil [July 31, 2012 – C$Nil] was utilized on this facility.
The Corporation maintains Canadian-dollar bank accounts; Canadian-dollar cash balances at July 31, 2013, were C$2.6 million [July 31, 2012 – C$1.5 million].
[f] Liquidity risk
Liquidity risk is the risk that the Corporation will encounter difficulties in meeting its financial liability obligations. The Corporation manages its liquidity risk through cash and debt management.
The following are the contractual maturities of the Corporation's financial liabilities at July 31, 2013, excluding interest payments:
		Payments due by period
in thousands of U.S. dollars	Total	Within 1 year	1–3 years	4–5 years
Accounts payable and accrued liabilities	$20,607	$20,607	$—	$—
Royalty liability	4,295	604	2,290	1,401
Incentive plan liabilities	1,737	1,436	301	—
	$26,639	$22,647	$2,591	$1,401

[g] Sensitivity analysis
The Corporation's sales denominated in Canadian dollars for the year ended July 31, 2013, were C$10.1 million, and the total of its cost of sales, independent R&D and selling, general and administrative expense denominated in that currency was C$40.6 million. Accordingly, a 10% increase or decrease in the exchange rate between Canadian and U.S. dollars would result in a $1.0-million increase or decrease in sales, and a total increase or decrease of $4.1 million in cost of sales, independent R&D and selling, general and administrative expense.
20. CAPITAL STRUCTURE
The Corporation's capital structure is composed of equity. The Corporation's objectives when managing its capital structure are to maintain and preserve its access to capital markets, continue its ability to meet its financial obligations, fund research and development activities, and finance organic growth and acquisitions. Organic growth is achieved primarily through development of new products and expansion of sales into new markets.
The Corporation monitors its capital structure using non-IFRS financial metrics including the ratio of long-term debt to EBITDA and the working capital ratio. The Corporation defines EBITDA as earnings before interest; taxes; depreciation; amortization; the change in fair value of royalty liability; impairment (reversal of impairment) of property, plant and equipment and intangible assets; financing charges, net; and foreign-exchange loss (gain) for the immediately preceding 12-month period. The Corporation may manage its capital to meet the targets by issuing new shares, using the line of credit, acquiring new debt or purchasing shares under Normal Course Issuer Bids.
The following table reconciles the non-IFRS financial measure EBITDA to the net income (loss) for the preceding 12-month periods:
in thousands of U.S. dollars	Year ended July 31, 2013	Year ended July 31, 2012
Net income (loss)	1,358	(28,287)
Add (deduct):
Tax expense (benefit)	7,291	(4,501)
Change in fair value of royalty provision	(714)	(983)
Impairment (reversal of impairment) of property, plant and equipment, and intangible assets	(4,116)	6,227
Financing charges, net	2,324	724
Foreign-exchange loss (gain)	349	(2,075)
Depreciation and amortization	11,268	11,190
EBITDA	17,760	(17,705)

The Corporation's targeted capital structure is to maintain the ratio of long-term debt to EBITDA at levels below 3:1. The ratio is calculated in the following table based on EBITDA achieved in the preceding 12-month periods:
in thousands of U.S. dollars except ratio	At July 31, 2013	At July 31, 2012
Long-term debt	$—	$—
EBITDA	$17,760	$(17,705)
Ratio	—	—

The Corporation's targeted capital structure is to maintain its working capital ratio at 1.1:1 or higher. The working capital ratio is current assets divided by current liabilities. The ratio is calculated in the following table:
in thousands of U.S. dollars except ratio	At July 31, 2013	At July 31, 2012
Current assets	$129,502	$122,426
Current liabilities	$31,586	$21,998
Working capital ratio	4.1:1	5.6:1

The Corporation is subject to externally imposed capital requirements associated with its C$5.0-million operating line of credit (see note 8), which must be maintained to avoid acceleration of the termination of the agreement. The externally imposed capital requirements are the same as the financial metrics used on an internal basis to monitor capital structure. As at July 31, 2013, the Corporation is in compliance with all of its financial covenants.
21. SEGMENT INFORMATION
The Corporation manages its business and evaluates performance based on two operating segments: biopharmaceutical operations and contract services. Biopharmaceutical operations includes approved product sales and commercial plasma sales (to the end of the second quarter of 2013; subsequent to the sale of its U.S.-based plasma centres, the Corporation no longer collects and sells non-specialty plasma). Contract services provides manufacturing and R&D services to related and unrelated parties.
The accounting policies of the Corporation's operating segments are the same as those described in note 2. There are no significant intersegment transactions. The following presents segment operating results for the years ended July 31, 2013 and 2012, and identifiable assets as at July 31, 2013, and July 31, 2012:
	Year ended July 31, 2013			Year ended July 31, 2012
in thousands of U.S. dollars	Biopharma-ceutical operations	Contract services	Total	Biopharma-ceutical operations	Contract services	Total

Revenues
Product sales	$43,598	$—	$43,598	$48,616	$—	$48,616
Product services	—	71,010	71,010	—	45,793	45,793
R&D services	—	12,708	12,708	—	16,620	16,620
	43,598	83,718	127,316	48,616	62,413	111,029
Cost of sales
Product sales	33,925	—	33,925	41,044	—	41,044
Product services	—	31,111	31,111	—	30,742	30,742
R&D services	—	9,994	9,994	—	13,581	13,581
	33,925	41,105	75,030	41,044	44,323	85,367
Gross profit	9,673	42,613	52,286	7,572	18,090	25,662
Expenses	34,703	6,261	40,964	49,421	10,380	59,801

Income (loss) before the following:	(25,030)	36,352	11,322	(41,849)	7,710	(34,139)

Financing charges, net	(2,406)	82	(2,324)	(784)	60	(724)
Foreign-exchange gain (loss)	(118)	(231)	(349)	909	1,166	2,075
Income (loss) before taxes	$(27,554)	$36,203	$8,649	$(41,724)	$8,936	$(32,788)

Total assets	$148,447	$138,071	$286,518	$100,231	$131,737	$231,968
Additions to property, plant and equipment, and intangible assets, net	$47,945	$2,688	$50,633	$7,278	$1,153	$8,431

Geographic information about the Corporation's revenue is based on the product shipment destination or the location of the contracting organization. Assets are based on their physical location as at July 31, 2013, and July 31, 2012.
	Year ended July 31, 2013		Year ended July 31, 2012
in thousands of U.S. dollars	Revenues	Property, plant and equipment, and intangible assets, net	Revenues	Property, plant and equipment, and intangible assets, net

Canada	$10,012	$86,126	$10,200	$46,056
United States	106,543	34,128	91,591	31,311
Rest of world	10,761	400	9,238	—
	$127,316	$120,654	$111,029	$77,367

For the year ended July 31, 2013, sales to one customer represent 53% [year ended July 31, 2012 – 56%] of the revenue of the contract services segment. For the year ended July 31, 2013, sales to one customer represent 17% [year ended July 31, 2012 – 17%] of the revenue of the biopharmaceutical operations segment.
22. COMMITMENTS
[a] Operating leases
At July 31, 2013, the Corporation had commitments under operating leases requiring future minimum annual payments as follows:
in thousands of U.S. dollars

2014	$616
2015	528
2016	424
2017	378
2018	241
Thereafter	1,177
$3,364

During the year ended July 31, 2013, the Corporation recorded expenses of $0.6 million related to operating leases.
[b] Agreement to commercialize episil®
On July 9, 2012, the Corporation announced that it had entered into an agreement with Camurus AB to acquire exclusive rights to commercialize a product called episil® in the United States. The Corporation launched episil® in the United States in October 2012. As a result of the agreement, the Corporation made a milestone payment of $0.5 million in October 2012 and will pay royalties on future net sales during the contract period. The Corporation has also agreed to certain minimum order quantities under the contract and has recorded a liability for purchase consideration payable related to the royalties on the minimum quantities (see note 7[c]).
[c] Agreement with Biomat USA
The Corporation has entered into a supply agreement with Biomat USA to purchase minimum quantities of plasma for a period of five years, ending on October 22, 2017.
23. SIGNIFICANT AGREEMENTS
[a] Heptavalent botulism antitoxin (BAT™)
On May 31, 2006, the Corporation was awarded a five-year development and supply contract by the U.S. Department of Health and Human Services ("HHS") for the supply of 200,000 doses of BAT™ that are intended for treating individuals who have been exposed to toxins that cause botulism.
On June 3, 2011, the Corporation announced that the Biomedical Advanced Research and Development Authority ("BARDA"; the department within HHS that manages the stockpiling contracts) had exercised options under the BAT™ stockpiling contract that are expected to generate approximately $61 million in additional contract revenue over the ensuing three to four years. In addition, the delivery schedule under the existing contract was extended out to 2018, with a heavier weighting in 2017 and 2018.
The base contract provides for revenue of $362 million, which includes the supplementary payment that was based on achieving U.S. Food and Drug Administration ("FDA") approval for the product. Optional task orders, which include the $61 million discussed above, are worth up to an additional $234 million in revenue.
During the years ended July 31, 2013 and 2012, the Corporation recorded revenues of $37.3 million and $28.2 million, respectively, related to the BAT™ contract.
As at July 31, 2013, costs of $28.1 million have been charged to inventories and contracts in progress [July 31, 2012 – $29.0 million] related to this contract.
[b] Anthrax immune globulin ("AIGIV")
On July 28, 2006, HHS exercised its option to purchase 10,000 doses of AIGIV under a modification to an earlier development and supply contract, which was originally signed in 2005. In addition to the base contract, there is a possibility of optional task orders, which could increase the final value of the contract. AIGIV is to be made available for treating inhalational anthrax. This modification to the contract will provide approximately $143 million in revenue.
On August 28, 2012, the Corporation announced it had entered into a contract modification that expanded the scope of work under the existing contract with HHS for the development and supply of AIGIV. The contract modification extended the timeline for obtaining licensure to 2016, and it could generate up to approximately $16.5 million in additional revenue for over the next four years (approximately an 11% increase over the original contract value).
During the years ended July 31, 2013 and 2012, the Corporation recorded revenues of $4.8 million and $4.7 million, respectively, related to the AIGIV contract.
As at July 31, 2013, costs of less than $0.1 million have been charged to inventories and contracts in progress [July 31, 2012 – less than $0.1 million] related to this contract.
24. RELATED-PARTY TRANSACTIONS
[a] Apotex transactions
Apotex (see note 1) is Cangene's majority shareholder and holds 61% of the Corporation's common shares as at July 31, 2013. During the year ended July 31, 2013, Apotex donated 2,003,000 common shares of the Corporation to an arm's-length charitable organization.
On October 16, 2009, the Corporation's Board of Directors approved an agreement under which Cangene, through Cangene bioPharma, acquired the U.S. commercialization rights to HepaGam B®. As per the agreement, Apotex was paid $7.0 million in the first quarter of 2010 and receives royalties on net U.S. HepaGam B® sales occurring through June 2016. The effective date of this transfer of rights was November 1, 2009. Cangene's independent directors approved this new agreement after having determined that it was fair to Cangene and its shareholders. The $7.0 million was recorded in intangible assets along with the present value of the estimated future royalty stream on U.S. sales of HepaGam B® through June 2016 of $7.0 million. The total commercialization rights intangible asset is $14.0 million, which, less amortization of $7.9 million, results in a net book value of $6.1 million at July 31, 2013 (see note 7[d]).
On December 5, 2011, Cangene bioPharma signed an agreement to provide contract services to Apotex in the form of process development, fill/finish of eight runs of clinical trial product and validation. At July 31, 2013, the Corporation has recorded less than $0.1 million [July 31, 2012 – $0.1 million] in deferred income related to this agreement.
During the year ended July 31, 2013, the Corporation recorded revenues of $1.8 million [year ended July 31, 2012 – $0.5 million] from contract manufacturing services provided to Apotex; as at July 31, 2013, $0.7 million [July 31, 2012 – $0.2 million] is included in accounts receivable.
During the year ended July 31, 2013, the Corporation made payments and recorded amounts payable to Apotex of $0.7 million for royalties related to net U.S. sales of HepaGam B® [year ended July 31, 2012 – $0.9 million]. As at July 31, 2013, $0.1 million [July 31, 2012 – $0.2 million] is recorded in accounts payable and accrued liabilities owing to Apotex.
These transactions occurred in the normal course of operations and were recorded at their exchange amounts.
[b] Compensation of key management
Key management includes the roles of President/CEO, COO, CFO, CSO, Senior Vice President and Vice President. The compensation paid or payable to key management personnel for employee services is shown below:
in thousands of U.S. dollars	Year ended July 31, 2013	Year ended July 31, 2012

Salaries and other short-term benefits	$3,275	$2,074
Long-term incentive benefits	212	—
Retirement and severance benefits	58	1,032
Post-employment benefits	81	76
Share-based compensation	255	701
Total	$3,881	$3,883

At the time of hire or promotion, key management personnel sign the Corporation's standard offer of employment that contains details on reporting relationship, salary and benefits. Former key management personnel did not receive any termination and change of control benefits other than as required by applicable legislation and consistent with the Corporation's policy on termination for all employees.
Pursuant to new employment agreements, certain current key management personnel may be entitled to the following:
•
In the event of termination for reasons other than cause or voluntary termination—receive combined termination and severance benefits of up to 12 months of compensation, including payment of an amount of up to 12 months of base salary and target bonus in a lump sum following termination, and continuation of benefits for up to 12 months.

•
In the event of a change of control or the Corporation being taken private that results in the termination of employment by the Corporation or termination by the employee for good reason as may be stipulated in the employment agreement—receive combined termination and severance benefits of up to 24 months of compensation, including payment of an amount of up to 24 months of base salary and target bonus in a lump sum following termination, and continuation of benefits for up to 24 months.

In addition, any unvested stock options held by the President and CEO at the time of such termination would automatically vest.
25. SUBSEQUENT EVENTS
[a] Deferred share units
Effective August 1, 2013, the Corporation issued 25,836 DSUs to its non-executive directors under the DSU plan described in note 12.
[b] Stock options
Mr. John Sedor, the Corporation's President and CEO, was granted 209,302 stock options at an exercise price of C$2.15 per share, effective August 1, 2013, under the stock option plan described in note 11[c]. These stock options vest 25% immediately upon grant; 25% then vest on August 1, 2014; 25% on August 1, 2015; and finally, 25% vest on August 1, 2016.
[c] Expansion of the VIGIV contract
On September 3, 2013, the Corporation announced that its contract with the CDC for the supply of VIGIV into the U.S. SNS had been expanded. The contract, which relates to the United States government biodefence programs, has been extended by 18 months and has also been modified to include three additional option periods that extend through 2017.
Under the terms of the contract extension, the Corporation will conduct additional services to support licensure maintenance activities for VIGIV that could generate up to approximately $6.9 million in revenue over the ensuing 18 months. In addition, the contract extension includes future optional services to support licensure maintenance activities for the product, as well as options for additional manufacturing and plasma collections. These options, if exercised, could generate an additional revenue of $45 million (if the baseline scope of work is implemented) or up to $77 million (if the maximum scope is implemented).
[d] Marketing authorization approval for WinRho® 1500 LQ in Portugal
On September 11, 2013, the Corporation announced that its wholly owned Cangene Europe Limited subsidiary had received marketing authorization approval for WinRho 1500 LQ in Portugal from the National Authority of Medicines and Heath Products, I.P.
[e] Biodefence contract for AIGIV
On September 19, 2013, the Corporation announced that it had been awarded a new contract by HHS related to Cangene's AIGIV. This five-year contract is structured as a multiple award, indefinite delivery/indefinite quantity contract, and under it the Corporation could be awarded delivery orders for the collection and storage of human anti-anthrax plasma for manufacturing bulk drug substance and AIGIV final drug product. The contract has a potential total maximum value of approximately
$264 million. In conjunction with the contract award, the Corporation was awarded the first related task/delivery order, which is for the collection and storage of human anti-anthrax plasma that would be sufficient to manufacture 10,000 doses of bulk drug substance or final drug product. This order is expected to generate aggregate revenue of approximately $63 million from 2014 to 2016 (this $63 million is included in the $264 million potential total).
26. COMPARATIVE FIGURES
Certain comparative figures have been reclassified to conform with the current year's presentation.
Specifically, the comparative consolidated balance sheet at July 31, 2012, includes a reclassification of $0.8 million of the current portion of the royalty provision from long-term liabilities to current.
The comparative consolidated statements of income (loss) and comprehensive income (loss) for the year ended
July 31, 2012, includes reclassifications that resulted in an addition of $0.2 million to cost of sales related to product sales; the Corporation has recorded a gain of $1.0 million from the change in fair value of royalty provision and net financing charges of $0.7 million, which include short-term interest income of less than $0.1 million.
The comparative consolidated statements of cash flows for the year ended July 31, 2012, includes a reclassification of $1.3 million of the change in long-term taxes recoverable in the net change in non-cash working capital balances related to operations to taxes recoverable, long-term. The amortization of royalty provision of $0.8 million and revaluation of royalty provision of $0.2 million were also reclassified to royalty provisions of $0.9 million, change in fair value of royalty provision of $1.0 million and non-cash financing charge of $0.8 million in order to conform with the presentation for the current year.